UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 14, 2019

Newmont Mining Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Arrangement Agreement

On January 14, 2019, Newmont Mining Corporation, a Delaware corporation (“Newmont” or the “Company”), entered into an Arrangement Agreement (the “Arrangement Agreement”) with Goldcorp Inc., an Ontario corporation (“Goldcorp”), pursuant to which, among other things, Newmont will acquire all of the issued and outstanding common shares of Goldcorp (the “Arrangement”). The Arrangement will be implemented by way of a plan of arrangement (the “Plan of Arrangement”) in accordance with the Business Corporations Act (Ontario) (the “OBCA”) and is subject to approval by the Ontario Superior Court of Justice (the “Court”) and the shareholders of Newmont and Goldcorp. Upon completion of the Arrangement, Goldcorp will be a wholly-owned subsidiary of Newmont.

On the terms and subject to the conditions of the Arrangement Agreement and the Plan of Arrangement, at the effective time of the Arrangement (the “Effective Time”), each common share of Goldcorp that is issued and outstanding immediately prior to the Effective Time (other than any such shares that are held by Newmont or any of its affiliates) will be deemed to be transferred and assigned to Newmont in exchange for 0.3280 of a share of Newmont common stock, par value $1.60 per share (“Newmont Common Stock”) and $0.02 in cash (the “Consideration”). No fractional shares of Newmont Common Stock will be issued in the Arrangement, and Goldcorp’s shareholders will receive cash in lieu of any fractional shares of Newmont Common Stock. Any shares in respect of which dissent rights have been properly exercised and not withdrawn pursuant to Section 185 of the OBCA, will be deemed to be transferred and assigned to Newmont, but will not be entitled to the Consideration and will, instead, be subject to dissent rights under the OBCA, as modified by the Plan of Arrangement and the interim order of the Court.

At the Effective Time, on the terms and subject to the conditions of the Arrangement Agreement, each option to acquire Goldcorp shares that is outstanding immediately prior to the Effective Time shall be deemed to be assigned and transferred by such holder to Goldcorp and cancelled in exchange for a cash payment from Goldcorp equal to the value of a Goldcorp option using the “Black Scholes” valuation model calculated as of the Effective Time as set forth in the Plan of Arrangement. Each phantom restricted share unit (each, a “Phantom RSU”) issued under Goldcorp’s phantom restricted share unit plan and each performance share unit (each, a “Goldcorp PSU”) issued under Goldcorp’s performance share unit plan that is outstanding immediately prior to the Effective Time shall remain outstanding and the terms of such Phantom RSUs and Goldcorp PSUs will be determined in accordance with the existing terms of those plans and the Plan of Arrangement. In addition, each restricted share unit issued under Goldcorp’s restricted share unit plan (each, a “Goldcorp RSU”) that is outstanding immediately prior to the Effective Time shall be exchanged for a Newmont restricted stock unit with respect to the number of shares of Newmont Common Stock equal to the product obtained by multiplying (a) the total number of Goldcorp shares subject to the Goldcorp RSU immediately prior to the Effective Time by (b) the sum of 0.3280 and the quotient obtained by dividing $0.02 by the volume weighted average price of a share of Newmont Common Stock on the five consecutive trading days ending on the third complete trading day prior to (and excluding) the date of the Effective Time (the “Replacement RSUs”).

Pursuant to the Arrangement Agreement, at the Effective Time, two-thirds of the board of directors of Newmont (the “Board of Directors”) will be comprised of members of the existing Board of Directors and one-third of the Board of Directors will be comprised of members of Goldcorp’s existing board of directors. Noreen Doyle, Newmont’s Chair of the Board of Directors, will continue as the Chair of the Board of Directors, and the Arrangement Agreement provides that Ian Telfer, Goldcorp’s Chairman of the Board of Directors, will serve as Deputy Chair of the Board of Directors. The name of the Company following the Arrangement will be Newmont Goldcorp Corporation (“Newmont Goldcorp”). Newmont Goldcorp will be listed on the New York Stock Exchange (the “NYSE”) and is expected to be listed on the Toronto Stock Exchange (the “TSX”).

Each of Newmont and Goldcorp has made customary representations and warranties and covenants in the Arrangement Agreement, including covenants regarding the conduct of their respective businesses prior to the closing of the Arrangement.

The shareholders of Goldcorp will be asked to vote on the Arrangement (the “Goldcorp Resolution”) at a shareholder meeting and the stockholders of Newmont will be asked to vote on an increase in Newmont’s authorized share capital and the issuance of shares of Newmont Common Stock (the “Consideration Shares”) as part of the Consideration (the “Newmont Resolutions”) at a stockholder meeting. Newmont and Goldcorp will use commercially reasonable efforts to schedule the meetings on the same date, but the Goldcorp meeting will be held no later than April 11, 2019 and the Newmont meeting will be held on a date to be announced as soon as reasonably practicable following the customary clearance by the Securities and Exchange Commission (the “SEC”) of Newmont’s proxy statement for such meeting. The closing of the Arrangement is conditioned on the adoption of the Goldcorp Resolution by the affirmative vote of two-thirds of the Goldcorp shareholders who vote (in person or by proxy) at the Goldcorp meeting (the “Goldcorp Shareholder Approval”) and the Newmont Resolutions by the affirmative vote of the majority of Newmont stockholders (the “Newmont Stockholder Approval”). Consummation of the Arrangement is also subject to (a) the absence of any law, injunction or other governmental order that prohibits the consummation of the Arrangement, (b) the approval of the Arrangement by the Court in form and substance acceptable to each of Newmont and Goldcorp, acting reasonably, (c) the approval for listing on the New York Stock Exchange of the Consideration Shares, subject to customary conditions, (d) the receipt of certain required regulatory approvals, (e) the exemption of Consideration Shares and Replacement RSUs from registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”) under Section 3(a)(10) thereof, (f) the absence of a material adverse effect on either Goldcorp or Newmont, (g) dissent rights not having been exercised (or if exercised, remaining unwithdrawn) with respect to more than 10% of the issued and outstanding Goldcorp shares and (h) other customary closing conditions, including the accuracy of the other party’s representations and warranties (subject to certain materiality qualifications), and the other party’s compliance with its covenants and agreements contained in the Arrangement Agreement.

Each of Newmont and Goldcorp is subject to customary restrictions on their respective abilities to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, third parties regarding such proposals, except that each of Newmont and Goldcorp is permitted in limited circumstances prior to the Newmont Stockholder Approval or the Goldcorp Shareholder Approval, as applicable, to provide information to, and engage in discussions with, a party which has made an unsolicited acquisition proposal that the Newmont or Goldcorp board of directors, as applicable, has determined constitutes or would reasonably be expected to constitute a Superior Proposal (as defined in the Arrangement Agreement). Notwithstanding these no solicitation restrictions, (a) at any time prior to obtaining the Newmont Stockholder Approval, the Board of Directors may, upon receipt of a Newmont Acquisition Proposal (as defined in the Arrangement Agreement) that did not result from a material breach of the solicitation restrictions, and that it determines in good faith constitutes a Superior Proposal, change its recommendation that the Newmont stockholders approve the Newmont Resolutions and (b) at any time prior to obtaining the Goldcorp Shareholder Approval, the board of directors of Goldcorp may, upon receipt of a Goldcorp Acquisition Proposal (as defined in the Arrangement Agreement) that did not result from a material breach of the solicitation restrictions, and that it determines in good faith constitutes a Superior Proposal, change its recommendation that the Goldcorp shareholders approve the Goldcorp Resolution, in each case, subject to compliance with certain notice and other procedures set forth in the Arrangement Agreement. Before the board of directors of Newmont or Goldcorp, as the case may be, change its respective recommendation, the other party must be provided with a five business day “match right.”

The Arrangement Agreement contains certain termination rights for both Goldcorp and Newmont, including where (a) the Arrangement is not consummated on or before July 31, 2019 (subject to extensions of up to 60 days to obtain key regulatory approvals) (as so extended, the “Outside Date”), (b) a law or order comes into effect prohibiting consummation of the Arrangement and such law or order has become final and non-appealable or (c) the Goldcorp Shareholder Approval or the Newmont Stockholder Approval is not obtained at the relevant meeting held for such purpose. Additionally, each of Newmont and Goldcorp has a separate termination right if (a) the board of directors of the other party changes its recommendation under certain circumstances, (b) the other party materially breaches its no solicitation restrictions, (c) there has been a material adverse effect on the other party, (d) the other party materially breaches its representations, warranties or covenants or (e) such party changes its recommendation due to a Superior Proposal having been received by such party and at that time, either (i) the Newmont stockholder meeting is scheduled for a date later than April 11, 2019 or (ii) it is on or after March 23, 2019 and the Newmont stockholders meeting has not been scheduled.

The Arrangement Agreement further provides that, upon termination of the Arrangement Agreement under certain circumstances, Goldcorp or Newmont, as the case may be, will be required to pay a termination fee to the other party (each a “Termination Fee”). Goldcorp is required to pay a Termination Fee of $350 million in the following circumstances: (a) Newmont terminates the Arrangement Agreement because of a change of recommendation by the Goldcorp board of directors; (b) either party terminates the Arrangement Agreement because of a failure to obtain the Goldcorp Shareholder Approval following a change of recommendation by the Goldcorp board of directors (other than a change of recommendation because of a material adverse effect on Newmont); (c) either party terminates the Arrangement

Agreement because the transaction is not completed by the Outside Date or because of a failure to obtain the Goldcorp Shareholder Approval or Newmont terminates the Arrangement Agreement because Goldcorp has materially breached its representations, warranties or covenants, but only if, in each case, (i) prior to such termination an acquisition proposal for Goldcorp has been made or publicly announced (and is not withdrawn at least five business days before the Goldcorp shareholder meeting) and (ii) within 12 months following the date of termination Goldcorp consummates, any acquisition proposal for Goldcorp or enters into an agreement for any acquisition proposal for Goldcorp, which is subsequently completed (whether or not within such 12 month period); or (d) Goldcorp terminates the Arrangement Agreement because Goldcorp changes its recommendation due to its receipt of a Superior Proposal and at the time of termination, the Newmont stockholder meeting is scheduled for a date later than April 11, 2019 or it is on or after March 23, 2019 and the Newmont stockholders meeting has not been scheduled. Newmont is required to pay a Termination Fee of $650 million in the following circumstances: (a) Goldcorp terminates the Arrangement Agreement because of a change of recommendation by the Newmont Board of Directors; (b) either party terminates the Arrangement Agreement because of a failure to obtain the Newmont Stockholder Approval following a change of recommendation by the Board of Directors (other than a change of recommendation because of a material adverse effect on Goldcorp); (c) either party terminates the Arrangement Agreement because the transaction is not completed by the Outside Date or because of a failure to obtain the Newmont Stockholder Approval or Goldcorp terminates the Arrangement Agreement because Newmont has materially breached its representations, warranties or covenants, but only if, in each case, (i) prior to such termination an acquisition proposal for Newmont has been made or publicly announced (and is not withdrawn at least five business days before the Newmont stockholder meeting) and (ii) within 12 months following the date of termination Newmont consummates, any acquisition proposal for Newmont or enters into an agreement for any acquisition proposal for Newmont, which is subsequently completed; or (d) Newmont terminates the Arrangement Agreement because Newmont changes its recommendation due to its receipt of a Superior Proposal and at the time of termination, the Newmont stockholder meeting is scheduled for a date later than April 11, 2019 or it is on or after March 23, 2019 and the Newmont stockholders meeting has not been scheduled.

The foregoing summary of the Arrangement Agreement and the transactions contemplated thereby does not purport to be a complete description of all the parties’ rights and obligations under the Arrangement Agreement and is qualified in its entirety by reference to the Arrangement Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Arrangement Agreement has been included as an exhibit hereto solely to provide investors and securityholders with information regarding its terms. It is not intended to be a source of financial, business or operational information about Newmont, Goldcorp or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Arrangement Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Arrangement Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Arrangement Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors and securityholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Newmont or Goldcorp or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in Newmont’s public reports. The Arrangement Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Newmont and Goldcorp that is or will be contained in, or incorporated by reference into, the documents that Newmont files or has filed with the SEC.

Newmont Voting Agreements

On January 14, 2019, as an inducement for Newmont to enter into the Arrangement Agreement, Newmont entered into support and voting agreements (the “Newmont Voting Agreements”) with directors and certain members of the executive leadership team of Goldcorp (each, a “Goldcorp Holder”), whereby, among other things, such Goldcorp Holders, in their capacities as security holders and not in their capacities as directors or officers of Goldcorp have agreed, among other things, (a) to vote or cause to be voted all Goldcorp common shares and any other securities of Goldcorp owned or acquired by them during the term of the Newmont Voting Agreements (the “Goldcorp Holder Securities”) in favor of the Arrangement and against any resolution that could reasonably be expected to adversely affect the likelihood of completion of the Arrangement, (b) not to exercise any dissent rights and (c) not to sell, transfer, pledge or assign any Goldcorp Holder Securities, with certain exceptions.

The Newmont Voting Agreements terminate upon the earliest of (a) mutual written consent of the parties, (b) the termination of the Arrangement Agreement in accordance with its terms, (c) Newmont decreases the amount of the

Consideration or effects a change to the terms of the Arrangement Agreement that is materially adverse to the Goldcorp Holders without their consent or (d) the Effective Time.

The foregoing summary of the Newmont Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Newmont Voting Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Goldcorp Voting Agreements

On January 14, 2019, as an inducement for Goldcorp to enter into the Arrangement Agreement, Goldcorp entered into support and voting agreements (the “Goldcorp Voting Agreements”) with directors and members of the executive leadership team of Newmont (each, a “Newmont Holder”), whereby, among other things, such Newmont Holders, in their capacities as security holders and not in their capacities as directors or officers of Newmont have agreed, among other things, (a) to vote or cause to be voted all Newmont Common Stock and any other securities of Newmont owned or acquired by them during the term of the Goldcorp Voting Agreements (the “Newmont Holder Securities”) in favor of the Arrangement and against any resolution that could reasonably be expected to adversely affect the likelihood of completion of the Arrangement, and (b) not to sell, transfer, pledge or assign any Newmont Holder Securities, with certain exceptions.

The Goldcorp Voting Agreements terminate upon the earliest of (a) mutual written consent of the parties, (b) the termination of the Arrangement Agreement in accordance with its terms, (c) Goldcorp effects a change to the terms of the Arrangement Agreement that is materially adverse to the Newmont Holders without their consent or (d) the Effective Time.

The foregoing summary of the Goldcorp Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Goldcorp Voting Agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 3.02.

As described in Item 1.01 of this Current Report on Form 8-K, Newmont has agreed in the Arrangement Agreement that, if the Plan of Arrangement becomes effective and its acquisition of the issued and outstanding common shares of Goldcorp is thereby completed, Newmont will issue 0.3280 of a share of Newmont Common Stock and $0.02 in cash for each issued and outstanding Goldcorp common share, or approximately 285 million shares of Newmont Common Stock and $17.4 million in cash (based on the currently issued and outstanding Goldcorp common shares). If issued, and after the consummation of the Arrangement, such shares will represent approximately 35% of the total number of outstanding shares of Newmont Common Stock.

Section 3(a)(10) of the Securities Act exempts from the registration requirements under the Securities Act the issuance of securities which have been approved, after a hearing upon the substantive and procedural fairness of the terms and conditions of the relevant transaction, at which all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval. Under the Arrangement Agreement, Goldcorp will submit the Plan of Arrangement to the Court for an interim order permitting notice to all persons to which the Consideration Shares and Replacement RSUs will be issuable. Following Goldcorp’s receipt of the Goldcorp Shareholder Approval and a hearing at which such persons will have the right to appear, Goldcorp will seek a final order from the Court as to the substantive and procedural fairness of the Plan of Arrangement. Such final order is a condition to the consummation of the Plan of Arrangement and the issuance of the Consideration Shares and Replacement RSUs. Newmont therefore anticipates that, if the Plan of Arrangement becomes effective under the terms and conditions described in the Arrangement (including the receipt of such final order from the Court), the issuance of the Consideration Shares and Replacement RSUs to the Goldcorp shareholders will be exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(10) thereof.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 5.02.

As part of a planned and orderly leadership succession process, Gary Goldberg, Newmont’s President and Chief Executive Officer, and the Board of Directors have been engaged in discussions anticipating a chief executive officer succession in early 2019. To ensure a smooth and successful combination, Mr. Goldberg has agreed to lead Newmont Goldcorp through closure of the transaction and integration of the two companies. Newmont expects this process to be substantially completed in the fourth quarter of 2019, when Mr. Goldberg plans to retire and Mr. Palmer, Newmont’s President and Chief Operating Officer, will become President and Chief Executive Officer of Newmont Goldcorp.

Additional information on Mr. Palmer required by Items 5.02(c) is included in Newmont’s proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 9, 2018 and is incorporated by reference into this Item 5.02.

Item 7.01. Regulation FD Disclosure.

On January 14, 2019, Newmont and Goldcorp issued a joint press release that includes, among other matters, information related to the Arrangement. A copy of the press release is filed as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

On January 14, 2019, Newmont posted on the “Investor Relations” section of Newmont’s website, www.newmont.com, an investor presentation that includes, among other matters, information related to the Arrangement. Newmont held a related live webcast presentation on Monday, January 14, 2019 at 10:00 a.m. Eastern Time. A copy of the investor presentation posted by Newmont and a transcript of the webcast are furnished as Exhibits 99.2 and 99.3 hereto and are incorporated into this Item 7.01 by reference.

The information, including Exhibits 99.1, 99.2 and 99.3 attached hereto, in this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as otherwise stated in such filings. Similarly, the information on Newmont’s website shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Cautionary Statement Regarding Forward-Looking Statements:

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this Current Report on Form 8-K may include, without limitation: (i) statements relating to Newmont’s planned acquisition of Goldcorp and the expected terms, timing and closing of the proposed transaction, including receipt of required approvals and satisfaction of other customary closing conditions; (ii) estimates of future production, including expected annual production range; (iii) estimates of future costs applicable to sales and all-in sustaining costs; (iv) estimates of future capital expenditures; (v) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (vi) expectations regarding future exploration and the development, growth and potential of Newmont’s and Goldcorp’s operations, project pipeline and investments, including, without limitation, project returns, expected average IRR, and schedule; (vii) expectations regarding future investments or divestitures, including anticipated divestitures over the next two years; (viii) expectations of future dividends and returns to shareholders; (ix) expectations of future balance sheet strength and credit ratings; (x) expectations of future equity and enterprise value; (xi) expected listing of common stock on NYSE and TSX; and (xii) expectations of future plans and benefits. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s and Goldcorp’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont and Goldcorp operate being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar or the Canadian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont’s and Goldcorp’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the risk associated with Newmont’s and Goldcorp’s ability to obtain the approval of the proposed transaction by their shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the arrangement agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; risks relating to the value of Newmont Common Stock to be issued in connection with the transaction; the anticipated size of the markets and continued demand for Newmont’s and Goldcorp’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see Newmont’s 2017 Annual Report on Form 10-K, filed with the SEC as well as the Company’s other SEC filings, available on the SEC website or www.newmont.com Goldcorp’s most recent annual information form as well as Goldcorp’s other filings made with Canadian securities regulatory authorities and available on SEDAR, on the SEC website or www.goldcorp.com. Newmont is not affirming or adopting any statements or reports attributed to Goldcorp (including prior mineral reserve and resource declaration) in this Current Report on Form 8-K or made by Goldcorp outside of this Current Report on Form 8-K. Goldcorp is not affirming or adopting any statements or reports attributed to Newmont (including prior mineral reserve and resource declaration) in this Current Report on Form 8-K or made by Newmont outside of this Current Report on Form 8-K. Newmont and Goldcorp do not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this Current Report on Form 8-K, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Additional Information about the Proposed Transaction and Where to Find It

This Current Report on Form 8-K is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This Current Report on Form 8-K is being made in respect of the proposed transaction involving the Company and Goldcorp pursuant to the terms of an Arrangement Agreement by and among the Company and Goldcorp and may be deemed to be soliciting material relating to the proposed transaction. In connection with the proposed transaction, the Company will file a proxy statement relating to a special meeting of its stockholders with the SEC. Additionally, the Company will file other relevant materials in connection with the proposed transaction with the SEC. Security holders of the Company are urged to read the proxy statement regarding the proposed transaction and any other relevant materials carefully in their entirety when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the proposed transaction and the parties to the transaction. The definitive proxy statement will be mailed to the Company’s stockholders. Stockholders of the Company will be able to obtain a copy of the proxy statement, the filings with the SEC that will be incorporated by reference into the proxy statement as well as other filings containing information about the proposed transaction and the parties to the transaction made by the Company with the SEC free of charge at the SEC’s website at

www.sec.gov, on the Company’s website at www.newmont.com/investor-relations/default.aspx or by contacting the Company’s Investor Relations department at jessica.largent@newmont.com or by calling 303-837-5484. Copies of the documents filed with the SEC by Goldcorp will be available free of charge at the SEC’s website at www.sec.gov.

Participants in the Proposed Transaction Solicitation

The Company and its directors, its executive officers, members of its management, its employees and other persons, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s 2017 Annual Report on Form 10-K filed with the SEC on February 22, 2018, its proxy statement relating to its 2018 Annual Meeting of Stockholders filed with the SEC on March 9, 2018 and other relevant materials filed with the SEC when they become available. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the proposed transaction will be set forth in the proxy statement filed with the SEC relating to the transaction when it becomes available. Additional information concerning Goldcorp’s executive officers and directors is set forth in its 2017 Annual Report on Form 40-F filed with the SEC on March 23, 2018, its management information circular relating to its 2018 Annual Meeting of Stockholders furnished to the SEC on Form 6-K on March 16, 2018 and other relevant materials filed with or furnished to the SEC when they become available.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

2.1*	Arrangement Agreement, dated as of January 14, 2019, by and among Newmont Mining Corporation and Goldcorp Inc.

10.1	Form of Newmont Voting Agreement, dated as of January 14, 2019.

10.2	Form of Goldcorp Voting Agreement, dated as of January 14, 2019.

99.1	Press release, dated January 14, 2019.

99.2	Investor presentation, dated January 14, 2019.

99.3	Transcript of investor presentation, held on January 14, 2019.

*                 Certain schedules are omitted pursuant to Item 601(b)(2) of Regulation S-K and will be furnished to the U.S. The Company agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newmont Mining Corporation

Date: January 14, 2019	By:	/s/ Logan Hennessey
Logan Hennessey
Vice President, Associate General Counsel and Corporate Secretary